Exhibit 10.12

SECOND AMENDMENT TO

AMENDED AND RESTATED

SENIOR EMPLOYMENT AGREEMENT

This SECOND AMENDMENT TO THE AMENDED AND RESTATED SENIOR EMPLOYMENT AGREEMENT (this “Amendment”) is made and entered into effective as of the 31st day of December, 2009, by and between HORNBECK OFFSHORE OPERATORS, LLC, a Delaware limited liability company (“Employer”), and Todd M. Hornbeck (“Employee”).

WHEREAS, Employer and Employee wish to amend that certain Amended and Restated Senior Employment Agreement dated May 6, 2007 (the “Agreement”) between Employer and Employee to comply with Section 162(m) of the Internal Revenue Code of 1986, as amended, and IRS Revenue Ruling 2008-13, and to make certain technical changes;

NOW, THEREFORE, the parties hereby agree that from and after the date hereof, the following amended provisions shall be effective for the Agreement.

1.	Section 8(c)(i) shall be deleted in its entirety and replaced with the following:

“(i) If Employer shall terminate the employment of Employee without good cause effective on a date earlier than the termination date provided for in Section 2 (with the effective date of termination as so identified by Employer being referred to herein as the “Accelerated Termination Date”), Employee, until the termination date provided for in Section 2 shall continue to receive the salary and other compensation and benefits specified in Section 3, in each case in the amount and kind and at the time provided for in Section 3 (provided, however, that if such benefits are not available under Employer’s benefit plans or applicable law, Employer shall be responsible for the cost of providing equivalent benefits); provided that bonuses for each calendar year till the termination date

(A) that are discretionary in nature, shall be paid based on the greater of (x) the amount equal to the total bonus paid for the last completed year for which bonuses have been paid or (y) the amount equal to the bonuses that would have been payable for the then current year (or, in the case of an Accelerated Termination Date that occurs between January 1 of any year and the date that bonuses are paid based on the previous year, such previous year), determined on a basis consistent with the last completed year for which bonuses have been paid but using the projected bonus amounts for the then current year (or, in the case of an Accelerated Termination Date that occurs between January 1 of any year and the date that bonuses are paid based on the previous year, such previous year) determined by extrapolating the information as of the Accelerated Termination Date based on the best information available at the time of the calculation, and

(B) that are performance based, shall be based on the amount equal to the bonuses that would have been payable for the applicable year (or, in the case of an Accelerated Termination Date that occurs between January 1 of any year and the date that bonuses are paid based on the previous year, such previous year), had

Employee been employed with the Employer at the end of each such year and paid at the time bonuses for each such year are paid to those still employed by Employer, determined on a basis consistent with the last completed year for which bonuses have been paid but using the bonus amounts for the then current year (or, in the case of an Accelerated Termination Date that occurs between January 1 of any year and the date that bonuses are paid based on the previous year, such previous year);

provided further that, notwithstanding such termination of employment, Employee’s covenants set forth in Sections 11 and 12 shall remain in full force and effect; also provided further that, at Employer’s option, Employee’s covenants set forth in Sections 11 and 12 shall renew in full force and effect for an additional one (1) year following the period referred to in Sections 11 and 12 if Employer elects to provide and provides to Employee the salary and other compensation and other benefits specified in Section 3 for an additional period of one (1) year following the period set forth above in this Section (8)(c)(i). If Employee shall violate any of the provisions of Sections 10, 11 or 12 at any time prior to the expiration of two years after the termination of Employee’s employment with Employer (or, if applicable, the referenced one-year renewal period), then, in addition to its other rights and remedies, Employer shall have the right to terminate all further payments of compensation or benefits to Employee, and shall have no further obligation therefor.”

2.	Section 8(c)(ii) shall be deleted in its entirety and replaced with the following:

“(ii) If Employer shall terminate the employment of Employee without good cause effective on a date earlier than the termination date provided for in Section 2, any and all options, rights or awards granted in conjunction with Parent’s or Employer’s incentive compensation and stock option plans shall immediately vest; provided that, with respect to each such option, right or award that contains performance criteria for vesting, the number of shares that would have vested (or the amount of cash that would have been paid) had Employee been employed with the Employer through the end of each Measurement Period (depending on satisfaction of the performance criteria at the end of each such Measurement Period) shall vest (or be paid) at the time Employee would have otherwise vested (or been paid) had he been employed with the Employer through the end of each such Measurement Period, and thereafter all entitlements under such option, right or award that could have vested at the end of each such Measurement Period, but did not, shall be forfeited. Further, if Employer amends or waives such performance criteria for the benefit of any employees before or after the Employer terminates Employee’s employment without good cause but prior to the end of each applicable Measurement Period, then Employer shall treat Employee’s applicable options, rights or awards in a substantially similar manner.”

3.	The flush language of Section 8(d)(i) shall be deleted in its entirety and replaced with the following:

“then in any of the above four cases, Employee shall have, instead of the rights described in Section 3(a), the right to immediately terminate this Agreement and receive from Employer, within fifteen business days following the date Employee notifies Employer of his constructive or voluntary termination pursuant to this

Section 8(d)(i)(1), (2) or (3) or within three business days of having his employment terminated under 8(d)(i)(4) above, (A) a lump sum cash payment equal to three times the amount of Employee’s Basic Salary with respect to the year in which such termination has occurred plus three times the greater of (x) the amount equal to the total bonus paid for the last completed year for which bonuses have been paid or (y) the amount equal to the bonuses that would have been payable for the then current year (or, in the case of termination date that occurs between January 1 of any year and the date that bonuses are paid based on the previous year), such previous year determined on a basis consistent with the last completed year for which bonuses have been paid but using the projected bonus amounts for the then current year (or, in the case of a termination date that occurs between January 1 of any year and the date that bonuses are paid based on the previous year, such previous year), determined by extrapolating the information as of the termination date based on the best information available at the time of the calculation; provided, however, that if Employee for any reason did not receive a bonus in the immediately preceding year and would not have been eligible for a bonus under (y) of the previous clause, Employee shall be deemed for purposes of this Section 8(d)(i) to have received a bonus in the amount of one-fourth of his annual Basic Salary for such year, and (B) medical plan coverage and other insurance benefits provided for himself and his spouse and dependents (to the extent his spouse and dependents are covered under the medical plan and other insurance benefits as of the date of Employee’s termination of employment) for a period of three (3) years following the date of Employee’s termination of employment (provided, however, that if such benefits are not available under Employer’s benefit plans or applicable laws, Employer shall be responsible for the cost of providing equivalent benefits), and (C) any and all options, rights or awards granted in conjunction with Parent’s or Employer’s incentive compensation and stock option plans shall immediately vest (or be payable in cash); provided that, with respect to restricted stock awards or restricted stock unit awards that contain performance criteria for vesting, the greater of (x) the Base Shares (as such term is used in the restricted stock awards and restricted stock unit awards) or (y) the number of shares that would have vested on the date of the Change in Control as if such date were the end of the Measurement Period (as such term is used in the restricted stock awards and the restricted stock unit awards) shall vest and all other shares covered by such awards shall be forfeited. Employee shall not be required to mitigate the amount of any payment provided for in this Section 8(d)(i) by seeking other employment or otherwise. Without duplication with the provisions under Section 9, to the extent the provision of any such medical benefits are taxable to Employee or his spouse or dependents, Employer shall “gross up” Employee for such taxes based on Employee’s actual tax rate (certified to Employer by Employee), up to 35% (without a “gross up” on the initial gross up). The obligation to provide this medical plan coverage shall terminate in the event Employee becomes employed by another employer that provides a medical plan that fully covers Employee and his dependents without a preexisting condition limitation. Employee shall be eligible for payments pursuant to this Section 8(d) if Employee complies with the terms of Sections 11 and 12 of this Agreement.”

4.	The changes effectuated in this Amendment shall apply to all outstanding performance-based bonuses, options, rights, awards and agreements between Employer and Employee with respect to the subject matter hereof, notwithstanding any conflicting language to the contrary contained in such outstanding performance-based bonuses, options, rights, awards and agreements.

5.	Except as set forth herein, the Agreement shall continue in full force and effect.

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IN WITNESS WHEREOF the parties have executed this Amendment as of the date first above written.

EMPLOYER: HORNBECK OFFSHORE OPERATORS, LLC

By:	/s/ Samuel A. Giberga
Samuel A. Giberga, Senior Vice President and General Counsel

EMPLOYEE:

/s/ Todd M. Hornbeck
Todd M. Hornbeck

ACKNOWLEDGED AND AGREED TO FOR PURPOSES OF GUARANTEEING THE FINANCIAL OBLIGATIONS OF EMPLOYER TO EMPLOYEE: HORNBECK OFFSHORE SERVICES, INC.

By:	/s/ Samuel A. Giberga
Samuel A. Giberga, Senior Vice President and General Counsel

Signature Page to Second Amendment to Amended and Restated Senior Employment Agreement